Exhibit 10.2

REVOLVING PROMISSORY NOTE

Omaha, Nebraska	$3,000,000.00
Note Date: April 22, 2005	Maturity Date: April 21, 2006

On or before April 21, 2006, Dakota Ethanol, L.L.C., a South Dakota limited liability company (“BORROWER”) promises to pay to the order of First National Bank of Omaha (“BANK”) at any of its offices in Omaha, Nebraska the principal sum hereof, which shall be Three Million and no hundredths Dollars ($3,000,000.00) or so much thereof as may have been advanced by BANK and shown on the records of the BANK to be outstanding, under this Note and the Construction Loan Agreement executed by the BANK and BORROWER dated as of September 25, 2000, as it may, from time to time, be amended.

Interest on the principal amount outstanding shall accrue from time to time at a rate (the “RATE”) equal to fifty (50) basis points higher than the BASE RATE in effect from time to time until maturity, and three per cent (3%) above the BASE RATE in effect from time to time after maturity, whether by acceleration or otherwise. Provided, however, at no time shall the RATE be less than five (5%) percent per annum.  For purposes hereof, BASE RATE shall mean the rate announced by BANK from time to time as its “National Base Rate.”  Each time the BASE RATE shall change, the RATE shall change contemporaneously with such change in the BASE RATE.  Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed. Interest on the REVOLVING LOAN shall be payable quarterly.

INCENTIVE PRICING. The interest rate applicable to this promissory note is subject to reduction In the event that BORROWER maintains, as measured quarterly, the following ratios, the interest rates will be reduced accordingly, for the subsequent quarter:

If the Ratio of INDEBTEDNESS to NET WORTH is:	Interest rate will be:

Equal to or greater than 1.01 : 1.00	BASE RATE plus 50 basis points
Greater than .75 : 1.00, but less than 1.01: 1.00	BASE RATE plus 25 basis points
Less than or equal to .75 : 1.00	BASE RATE plus 0 basis points

This note is executed pursuant to a Construction Loan Agreement dated as of September 25 ,2000, between BANK and BORROWER (the “AGREEMENT”) as it may be amended from time to time. This Note evidences the REVOLVING NOTE identified in the AGREEMENT.  The AGREEMENT contains additional terms of this Note, including, but not limited to enumerated events of default, and the granting

Dakota Ethanol, L.L.C.

2000060491-006

of liens to secure BORROWER’S performance. All capitalized terms not otherwise defined herein shall have the same meanings as set forth in the AGREEMENT.

As provided in the AGREEMENT, upon any such enumerated default, BANK may accelerate the due date of this Note and declare all obligations set forth herein immediately due and payable, and BANK shall also have such other remedies as are described in the AGREEMENT and are provided by law.  All makers and endorsers hereby waive presentment, demand, protest and notice of dishonor, consent to any number of extensions and renewals for any period without notice; and consent to any substitution, exchange or release of collateral, and to the addition or releases of any other party primarily or secondarily liable,

Executed as of the 20th day of April, 2005.

Dakota Ethanol, L.L.C.

By: /s/ Douglas Van Duyn
Doug Van Duyn, Chairman of the Board of Managers

NOTARY ACKNOWLEDGMENT

STATE OF SOUTH DAKOTA)
: SS
COUNTY OF LAKE)

On this 20th day of April 2005, before me, the undersigned, a Notary Public; personally appeared Doug Van Duyn, the Chairman of the Board of Managers of Dakota Ethanol, L.L.C., who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed, as well as that of the company.

/s/ Alan May	09-22-2007
Notary Public